UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   GINN, WILLIAM D.
   28601 CLEMENS ROAD
   WESTLAKE, OH  44145
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   NORDSON CORPORATION
   NDSN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   5/31/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
  COMMON SHARES            |5/30/2|S   | |3,000             |D  |$28.50     |                   |      |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  COMMON SHARES            |5/31/2|S   | |700               |D  |$29.00     |                   |      |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  COMMON SHARES            |5/31/2|S   | |700               |D  |$29.25     |76,986             |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  COMMON SHARES            |      |    | |                  |   |           |4,764              |I     |BY SPOUSE                  |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Director Stock Option |$27.75  |5/21/|J   | |1,010  *   |D  |9/13/|9/13/|COMMON SHARE|1,010  |       |-0-         |   |            |
(right to buy)        |        |2002 |    | |           |   |1997 |2007 |S           |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Director Stock Option |$24.50  |5/21/|J   | |2,400  *   |D  |9/12/|9/12/|COMMON  SHAR|2,400  |       |-0-         |   |            |
(right to buy)        |        |2002 |    | |           |   |1998 |2008 |ES          |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Director Stock Option |$28.00  |5/21/|J   | |2,400  *   |D  |9/11/|3/11/|COMMON SHARE|2,400  |       |-0-         |   |            |
(right to buy)        |        |2002 |    | |           |   |1999 |2009 |S           |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Director Stock Option |$21.10  |5/21/|J   | |5,348  *   |D  |9/9/2|3/9/2|COMMON SHARE|5,348  |       |-0-         |   |            |
(right to buy)        |        |2002 |    | |           |   |000  |010  |S           |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Director Stock Option |$28.50  |5/21/|J   | |3,958  *   |D  |9/8/2|3/8/2|COMMON SHARE|3,958  |       |-0-         |   |            |
(right to buy)        |        |2002 |    | |           |   |001  |011  |S           |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Director Stock Option |$29.61  |5/21/|J   | |3,808  *   |D  |9/7/2|9/7/2|COMMON SHARE|3,808  |       |-0-         |   |            |
(right to buy)        |        |2002 |    | |           |   |002  |012  |S           |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
* REPORTING PERSON GIFTED AND TRANSFERRED ALL STOCK OPTIONS ISSUED TO HIM TO HIS DAUGHTER, ANNA M. GINN PURSUANT TO PROVISIONS OF PLAN GOVERNING AWARD
   AND TRANSFER OF NON-QUALIFIED OPTIONS IN ISSUER'S
STOCK.
SIGNATURE OF REPORTING PERSON
ROBERT E. VEILLETTE, ATTORNEY-IN-FACT
DATE
6/6/2002